Schedule A
to Transfer Agent and Service Agreement
dated July 1, 2004
(revised as of 12/1/08)

Exhibit (h)18 under Form N-1A
Exhibit (10) under Item 601/Reg. S-K

Contract
Effective                      Fund Name:
Date:                                Series Name(if applicable)

6/1/08                      Federated Stock and Bond Fund

State Street Bank and Trust Company	By each of the Federated Funds set forth On Schedule A

By: /s/ Joseph C. Antonellis	By: /s/ John W. McGonigle
Name: Joseph C. Antonellis	Name: John W. McGonigle
Title: Vice Chairman	Title: Executive Vice President
Date: December 10, 2008	Date: December 1, 2008